UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 29, 2010
ENTERPRISE PRODUCTS PARTNERS L.P.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation )	1-14323 (Commission File Number)	76-0568219 (IRS Employer Identification No.)

1100 Louisiana St., 10th Floor, Houston, Texas (Address of principal executive offices)	77002 (Zip Code)
Registrant’s telephone number, including area code: (713) 381-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) On September 29, 2010, William Ordemann, an Executive Vice President of Enterprise Products GP, LLC (“EPGP”), the general partner of Enterprise Products Partners L.P. (the “Partnership”), entered into a retention agreement with Enterprise Products Company (“EPCO”) dated effective October 1, 2010. Pursuant to the retention agreement, Mr. Ordemann will be entitled to a retention payment of $2.5 million, less applicable withholding taxes (the “Retention Payment”), following the completion of 48 months of continuous employment with EPCO from October 1, 2010 (the “Retention Period”).
     Mr. Ordemann, or his designated beneficiary in the event of his death, will be entitled to the full Retention Payment in the event his employment with EPCO is terminated prior to the end of the Retention Period due to (i) his death, (ii) his disability, (iii) his job elimination by EPCO, (iv) a business reorganization of EPCO or (v) a sale of EPCO or the Partnership. Mr. Ordemann is not eligible for any unpaid Retention Payment after the date that he (A) voluntarily terminates employment with EPCO, (B) is terminated for “Cause” as defined in the retention agreement, (C) retires prior to the end of the Retention Period or (D) ceases employment to report to active duty (unless the law otherwise requires payment).
     A copy of the retention agreement is filed as Exhibit 10.1 to this Form 8-K and is incorporated by reference into this Item 5.02(e).

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
10.1	Retention Agreement between William Ordemann and Enterprise Products Company dated effective October 1, 2010.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTERPRISE PRODUCTS PARTNERS L.P. By: Enterprise Products GP, LLC, its General Partner
Date: October 14, 2010	By:	/s/ Stephanie C. Hildebrandt
Stephanie C. Hildebrandt
Senior Vice President, General Counsel and Assistant Secretary of Enterprise Products GP, LLC

EXHIBIT INDEX

Exhibit No.	Description
10.1	Retention Agreement between William Ordemann and Enterprise Products Company dated effective October 1, 2010.

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